UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 4, 2009

LECG CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-50464	81-0569994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 POWELL STREET, SUITE 600
EMERYVILLE, CALIFORNIA	94608
(Address of principal executive offices)	(Zip Code)

(510) 985-6700

(Company’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 4, 2009, LECG, LLC (the “Company”) entered into a Fifth Amendment (the “Fifth Amendment”) to the Second Amended and Restated Credit Agreement dated as of December 15, 2006 and amended as of July 16, 2007, December 20, 2007, February 9, 2009 and March 30, 2009 (as amended, the “Credit Agreement”), among the Company, the several financial institutions from time to time party thereto (the “Lenders”) and Bank of America, N.A., as administrative agent for the Lenders.  The Fifth Amendment provides a waiver for the potential non-compliance with two of the financial covenants - the fixed charge coverage ratio at September 30, 2009, and the ratio of Adjusted EBITDA to aggregate signing and performance bonuses in the 12 months ended September 30, 2009 - and makes other modifications to the terms of the Credit Agreement. Capitalized terms used below have the meanings provided in the Credit Agreement.  Among other things, the Fifth Amendment makes the following changes to the terms of the Credit Agreement:

(i)  Until further notice from the lenders, the additional margin over the base interest rate on amounts outstanding is set at 450 basis points for Eurocurrency loans and letters of credit, and set at 350 basis points for other loans (having previously been a range of 250 to 450 basis points, based on the level of debt to adjusted EBITDA).

(ii)  The unused commitment fee is set at 0.60% (having previously been a range of 0.50% to 0.60%).

(iii)  The covenant to maintain a total debt to adjusted EBITDA ratio is revised to require a ratio of less than 2.50 to 1.00 for any computation period ending prior to December 31, 2009, and to require a ratio of less than 2.00 to 1.00 for computation periods ending on December 31, 2009 and thereafter (having previously been a ratio of less than 2.5 to 1.0).

(iv)  The limitations on the total amount of signing and performance bonuses that may be paid within a rolling 12 month period are modified to be less restrictive for 2009 and the first two quarters of 2010.

(v)  The minimum required fixed charge coverage ratio is reduced to be 1.25 to 1.00 for the fourth quarter of 2009, 1.50 to 1.00 for the first quarter of 2010, 1.75 to 1.00 for the second quarter of 2010, and 2.00 to 1.00 for the third quarter of 2010 and thereafter (having previously been 2.00 to 1.00 for those quarterly periods).

(vi)  The definitions of EBIT and Adjusted EBITDA are modified to allow for the restructuring charges in the third quarter of 2009 and related cash uses.

(vii)  The Company agrees to a reduction in the commitment amount under the Credit Agreement to $75 million.  The Company paid $0.4 million in fees in the fourth quarter of 2009 related to the Fifth Amendment.

The Lenders continue to hold a security interest in the Company’s accounts receivable and other personal property. The borrowing capacity under the Credit Agreement continues to be limited to 80% of the Company’s domestic billed receivables that are aged less than 120 days until the Company achieves a certain level of financial performance, as defined in the fourth amendment to the Credit Agreement.  The Credit Agreement continues to include other customary financial and non-financial covenants, including asset, leverage and debt coverage ratios, as well as limitations on the total amount of signing, retention and performance bonus payments made by the Company within a 12 month period.

The Second Amended and Restated Credit Agreement appears at Exhibit 10.64 to the Registrant’s Current Report on Form 8-K filed on December 20, 2006, and the July 16, 2007 and December 20, 2007 amendments to the Credit Agreement appear as Exhibits 10.44 and 10.45 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 17, 2008. The February 9, 2009 and March 30, 2009 amendments to the Credit Agreement appear as Exhibits 10.58 and 10.60 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on May 8, 2009.  The foregoing description of the Fifth Amendment is qualified in its entirety by reference to the full text of the Fifth Amendment, which is furnished as an exhibit to this report.

Item 9.01.  Financial Statements and Exhibits

(d)         Exhibits.

Exhibit Number	Description of Exhibit
10.63

Fifth Amendment to Credit Agreement as of November 4, 2009 by and among LECG, LLC, the financial institutions party thereto (the “Lenders”), and Bank of America, N.A., successor by merger to LaSalle Bank National Association, as administrative agent for the Lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LECG CORPORATION

By:	/s/ Steven R. Fife
Steven R. Fife
Chief Financial Officer

Date: November 10, 2009

EXHIBIT INDEX

No.	Description

10.63

Fifth Amendment to Credit Agreement as of November 4, 2009 by and among LECG, LLC, the financial institutions party thereto (the “Lenders”), and Bank of America, N.A., successor by merger to LaSalle Bank National Association, as administrative agent for the Lenders.